UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2006

Dexterity Surgical, Inc.

(Exact Name of Registrant as Specified in Charter)

Commission File Number:0-20532

Delaware                                                               74-2559866

(State of Incorporation)                                     (IRS Employer ID Number)

                 5444 Westheimer Road

                 Suite 1685

                 Houston, Texas                                                                          77056

                 (Address of Principal Executive Offices)                                 (Zip Code)

713-622-0516

(Registrant’s telephone number)

ITEM 1.03  BANKRUPTCY OR RECEIVERSHIP

On April 19, 2004, Dexterity Surgical, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas Houston Division (the “Bankruptcy Court”) in order to facilitate the restructuring of the Company’s debt, trade liabilities and other obligations.  The Company continued in possession of its property as a Debtor in Possession pursuant to 11 U.S.C. §§1107 and 1108.  On or about December 7, 2004, the Company filed the First Amended Plan of Reorganization Under Chapter 11, Title 11, United States Code of Dexterity Surgical, Inc. (the “Plan”). The Plan provided for the orderly liquidation of the Debtor’s assets in order to provide a distribution to its creditors.  The primary source of funding for the Plan was the sale of substantially all of the Debtor’s assets, including license rights, and the consummation of a Restructuring Transaction between the Debtor and an Investor Group, whereby the Investors provided a DIP loan of $50,000, and with an additional $125,000 paid as contribution in consideration for, among other things, shares of New Common Stock and the promise to enter into an exchange agreement with a merger partner designated by the Investors.  On February 7, 2005, the Court held a hearing to confirm the Plan and on March 2, 2005, entered the Order Confirming First Amended Plan of Liquidation Under Chapter 11, Title 11, United States Code of Dexterity Surgical, Inc dated December 7, 2004 (the “Confirmation Order”).  The Confirmation Order contains certain modifications to the plan which are non-material to the liquidation of the Debtor’s assets.  On March 2, 2006, the Court entered an Order Approving Modification of the First Amended Plan. For purposes of this Report, the First Amended Plan, as modified, shall be referred to as the “Plan.”

After the March 2, 2006 confirmation, the Company paid all priority claims in full, and on March 31, 2006, the Company sold substantially all of its assets and paid all secured creditors in satisfaction of their liens on personal property in the full amount previously agreed to and approved by Bankruptcy Court order, substantially consummating the Plan.

April 13, 2006 was deemed the “Effective Date” under the Plan. After this date, the Company shall be referred to as the “Reorganized Debtor.”  Under the terms of the Plan, the Reorganized Debtor is authorized to take the following actions:

(i)

after issuance of the New Common Stock, cancel the previously issued shares, and,

(ii)

 issue 25,000,000 shares of common stock, $.001 par value, to the Investors (the “New Common Stock”),

(iii)

convert the $50,000 DIP Loan upon presentment to the Reorganized Debtor by the holders of the underlying note into 6,000,000 common shares and 3,000,000 warrants having an exercise price of $1.00 for five years, all of which will be issued as payment for the obligations under the DIP Loan,

(iv)

issue 25,000 common shares to be distributed to holders of Allowed Class 3 General Unsecured Claims, in addition to 100 shares of common stock to be distributed to each unsecured Allowed Class 3 General Unsecured Creditor who is not also an Allowed Class 5 Interest holder;

(v)

at Company’s discretion, have newly-appointed Directors issue 25,000 shares (“New Shares”) to persons designated by the new Directors as part of the Share Transfer transaction, at no further consideration to the Company.

The Plan provides that the Board of Directors may remain seated until the reorganization set forth in the Plan is completed.  The Directors were given authority by the Bankruptcy Court to, appoint new members to the Board, amend the Reorganized Debtor’s byalws, amend the fiscal year , execute a share exchange agreement and issue shares in which effective control or majority ownership are given to an acquiring business entity, and to increase the Reorganized Debtor’s authorized common shares to 100,000,000 by filing a certificate of amendment, and all of the preceding changes were authorized by the Bankruptcy Court to be done without need of shareholder approval.

This Current Report is being submitted for the purpose of filing with the Securities and Exchange Commission certain bankruptcy related documents filed as exhibits to this Current Report.

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

See reference to Company’s March 31, 2006 sale of assets under the Plan, as set forth below at Item 3, Bankruptcy or Receivership, incorporated by reference herein.

ITEM 8.01  OTHER EVENTS.

Pursuant to Bankruptcy Court Order and by filing a Certificate of Amendment to its Articles of Incorporation, the Company increased its authorized capital stock, par value $.0001, and effected a 1-for-500 reverse split of all isssued and oustanding stock, effective July 27, 2006.

Pursuant to the Bankruptcy Court Order, on September 8, 2006, the Company issued New Common Stock: 25,000,000 new shares of restricted common stock to investors, and 25,000 common shares to fifty holders of Class 3 Claims and an additional 100 common shares to forty eight Allowed Class 3 General Unsecured Creditors not also being an Allowed Class 5 Interest Holder.  These New Common Stock shares are being distributed to the owners beginning the week of September 25, 2006.

Also pursuant to Bankruptcy Court Order and effective September 8, 2006, the Company cancelled all previously issued common or preferred shares.  A Certificate of Amendment of its Articles of Incorporation was filed with the State of Delaware effecting this cancellation.

ITEM 9.01  FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

(a)

Financial Statements – None

(b)

Pro Forma Financial Information – None

(c)

Exhibits

2.1

First Amended Plan of Reorganization Under Chapter 11, Title 11, United States Code, of Dexterity Surgical, Inc., dated February 7, 2004

2.2

Order Confirming First Amended Plan of Liquidation Under Chapter 11, Title 11, United States Code, of Dexterity Surgical, Inc., dated December 7, 2004

2.3

Order Approving Modification of the First Amended Plan of Reorganization of Dexterity Surgical, Inc., dated March 2, 2006

a.1

Notice of Effective Date and Substantial Consummation, dated April 13, 2006

3.1

Certificate of Amendment dated filed August 9, 2006, increasing the authorized shares and implementing a reverse stock split pursuant to Bankruptcy Court Order.

a.1

     Certificate of Amendment filed September 11, 2006 cancelling previously issued shares pursuant to Bankruptcy Court Order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dexterity Surgical, Inc.

Date: September  27, 2006

By:   /s/   Randall Boatright

 Chief Executive Officer